Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MODINE MANUFACTURING COMPANY
(Exact name of issuer as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-0482000 (IRA Employer Identification No.)

1500 DeKoven Avenue, Racine, Wisconsin 53403-2552
(Address of Principal Executive Offices) (Zip Code)

Modine Manufacturing Company Board of Directors Deferred Compensation Plan
(Full title of the plan)

D. R. Zakos, Vice President, General Counsel and Secretary
Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403
(Name and address of agent for service)

(262) 636-1200
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock $0.625 par value	10,000 shares	$18.06	$180,600	$16.62

(1)    Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low sales prices of the
      Registrant's Common Stock on the Nasdaq National Market on December 18, 2002.
An Exhibit Index appears at Page 8 herein. Page 1 of 30

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Parts 1 and 2) will be sent or given to participants eligible to participate in the Plan by the Company as specified by Rule 428(b)(1) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

 The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, are incorporated herein by reference:
i.	The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.
ii.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 26, 2002.
iii.	Registrant's Current Reports on Form 8-K filed on April 1, 2002, April 2, 2002, July 19, 2002, July 22, 2002 and October 17, 2002 (two reports).
iv.

The description of the Registrant's Common Stock contained in its Form 10, filed with the Securities and Exchange Commission on May 1, 1935, as amended and supplemented by the description contained under the caption " Description of Modine Common Stock" in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 (Registration No. 333-56648), filed with the Securities and Exchange Commission on March 7, 2001, as amended by Amendment No. 1 thereto on Form S-4/A, filed with the Securities and Exchange Commission on March 16, 2001, and any future amendment or report filed for the purpose of updating such description.

v.	Registrant's Form 15-12G with respect to termination of registration of preferred share purchase rights filed September 9, 2002.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.   Description of Securities.

        Not applicable. See fourth point in Item 3 above.

Item 5.   Interests of Named Experts and Counsel.

        Not applicable.

Item 6.   Indemnification of Directors and Officers.

        Modine is incorporated under the Wisconsin Business Corporation Law (the "WBCL").

        Under Section 180.0851(1) of the WBCL, Modine is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of Modine. In all other cases, Modine is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of Modine, unless it is determined that he or she breached or failed to perform a duty owed to Modine and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with Modine or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Modine's articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

        Under Section 180.0833 of the WBCL, directors of Modine against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

        Article IV of Modine's Bylaws provides for the indemnification of directors and officers. Directors and officers of Modine are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.   Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

 See Exhibit Index following the signatures page(s) in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.   Undertakings.

 The undersigned registrant hereby undertakes in accordance with the corresponding lettered undertakings in Item 512 of Regulation S-K:
(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
		(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

		(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

***
(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                             SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on the 18th day of December, 2002.
MODINE MANUFACTURING COMPANY

By: D. R. JOHNSON
D. R. Johnson, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
D. R. JOHNSON D. R. Johnson, Chairman and Chief Executive Officer and Director	December 18, 2002 Date

D. B. RAYBURN D. B. Rayburn, President and Chief Operating Officer	December 18, 2002 Date

R. S. BULLMORE R. S. Bullmore, Corporate Controller and Acting Chief Financial Officer	December 18, 2002 Date

D. R. ZAKOS D. R. Zakos, Vice President, General Counsel and Secretary	December 18, 2002 Date

R. J. DOYLE R. J. Doyle, Director	December 18, 2002 Date

F. P. INCROPERA F. P. Incropera, Director	December 18, 2002 Date

F. W. JONES F. W. Jones, Director	December 18, 2002 Date

D. J. KUESTER D. J. Kuester, Director	December 18, 2002 Date

V. L. MARTIN V. L. Martin, Director	December 18, 2002 Date

G. L. NEALE G. L. Neale, Director	December 18, 2002 Date

M. C. WILLIAMS M. C. Williams, Director	December 18, 2002 Date

M. T. YONKER M. T. Yonker, Director	December 18, 2002 Date

EXHIBIT INDEX
TO REGISTRATION STATEMENT ON FORM S-8

The following exhibits are filed with or incorporated by reference (to the documents identified in parentheses) in this Registration Statement.

Description		Sequential Page No.

4(a)	Restated Articles of Incorporation of the Registrant (as amended) (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999)

4(b)	Restated By-Laws of the Registrant (as amended) (filed by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

*5(a)	Opinion regarding legality of original issuance or treasury shares provided by Dean R. Zakos	9

5(b)

In lieu of an opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service (IRS) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Registrant hereby undertakes that it has submitted or will submit the Plan and any amendments thereto to the IRA in a timely manner and has made or will make all changes required by the IRA in order to qualify the plan.

*23(a)	Consent of Independent Accountants, provided by PricewaterhouseCoopers LLP.	10

*23(b)	Consent of Counsel (included in Exhibit 5(a)).	9

24	Not Applicable.

*99	Official text of the Modine Manufacturing Company Board of Directors Deferred Compensation Plan	11

* Filed herewith